UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

LL Flooring Holdings, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant): N/A

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On June 17, 2024, LL Flooring Holdings, Inc. (the “Company”) updated its website https://www.votellflooring.com/, which contains information relating to the Company’s 2024 Annual Meeting of Shareholders. A copy of the updated website content (other than that previously filed) can be found below:

Douglas T. Moore Former Chairman and CEO of CleanCore Solutions, Inc.: Former CEO of 1847 Goedeker, Inc. and Goedeker’s More than 25 years of merchandisingand retail experience, including as CEO of two public companies, and a strong understanding of strategic and tactical business issues. Ashish Parmar Current Chief Information Officer of Standard Industries, Inc. More than 20 years of leadership, technology and supply chain experience, scaling and growing brands globally across luxury retail, logistics, and consumer electronics. Recognized as one of Forbes 50 innovative technology leaders. Nancy M. Taylor Current LL Flooring Independent Board Chair, Former CEO of Tredegar Corporation More than 25 years of business, finance, and leadership experience: brings strong corporate governance knowledge as public company director at Verso Corporation, TopBuild Corp. and Malibu Boats, Inc.